720 OLIVE STREET SUITE 2400 ST. LOUIS, MO 63101

TEL: (314) 345-6000 FAX: (314) 345-6060

WEBSITE: www.bspmlaw.com

August 23, 2002

Exhibit 5

A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103

RE:  A.G. Edwards, Inc. 2002 Employee Stock Purchase Plan

We are counsel for A.G. Edwards, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 5,625,000 shares of Common Stock, $1.00 per share par value, of the Company (the "Shares") and associated Common Stock Purchase Rights (the "Rights") to be issued under the A.G. Edwards, Inc. 2002 Employee Stock Purchase Plan (the "Plan").

A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Shares and associated Rights is being filed concurrently herewith with the Securities and Exchange Commission.

As counsel, we have reviewed the organizational documents of the Company, including the Certificate of Incorporation and the Bylaws as amended to date, and we have reviewed a certified copy of the Plan, a copy of the Shareholders Rights Plan and all amendments thereto. We also have examined copies of resolutions certified by the Secretary of the Company and adopted at a meeting of the Board of Directors of the Company held on February 22, 2002. We also have relied on a Certificate issued by the Delaware Secretary of State and dated August 16, 2002, certifying as to the incorporation of the Company and to the Company's good standing on that date (the "Certificate"). Where questions of fact material to the opinions hereinafter expressed were not independently established, we have relied upon statements of officials of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.          The Company has been duly incorporated, is validly existing and based solely on our review of the Certificate, is in good standing under the laws of the State of Delaware.

2.          The Shares, and the associated Rights, to be issued pursuant to the Plan are duly and validly authorized.

3.          When the Shares, and the associated Rights, to be issued pursuant to the Plan are issued by the Company in accordance with the provisions of the Plan and the laws of Delaware, such Shares and associated Rights will be duly and validly issued, and such Shares will be fully paid and nonassessable.

        Our opinions are subject to the qualifications and limitations set forth in this letter including the following:

        1.          We express no opinion as to any laws other than the laws of the State of Missouri, the General Corporation Law of the State of Delaware and Federal securities laws.

        We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.

Very Truly Yours,

/s/ BLACKWELL SANDERS PEPER MARTIN LLP